Exhibit 99

June 18, 2004


Dear Shareholder:

The First Merchants Corporation Board of Directors has declared a quarterly dividend of $.23 per share to holders of record June 4, 2004, payable June 18, 2004.

We are pleased to share this dividend with you, and also pleased to report that operating performance continues to show improvement. On April 22, 2004, we reported first quarter 2004 earnings per share of $.37, a 15.6% increase from the prior year. Overall operations in April and May continue to show similar improvement.

As 2004 progresses, we will no doubt encounter further challenges. The economy through East Central Indiana and Central Ohio continues to improve modestly with some encouragement on the job front. As this trend continues, we expect loan demand, both commercial and consumer, to progress steadily. We have devoted extensive time and effort to the ongoing analysis of our asset quality. This effort, coupled with safety and soundness examinations from our regulators, leads us to conclude that loan problems are fully identified and adequately reserved.

On April 22, 2004, we held a very successful annual meeting of shareholders in Muncie, Indiana. Attended by over 300 people, the turnout, responses, and acknowledgement of our progress were quite positive.

Your continued support of our Corporation is appreciate, and the Board of Directors is pleased to provide this dividend to you. Should you have any questions regarding our company, we welcome them through our internal Shareholder Relations Department (800/262-4261, ext. 7278), or through direct e-mail link on our Web site (www.firstmerchants.com) and invite you to avail yourselves of this service.

Sincerely,

/s/  Michael L. Cox
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Michael L. Cox
President and Chief Executive Officer

MLC/ch